UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2006

_______________________

PRG-SCHULTZ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
_________________________

Georgia	000-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5949
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (770) 779-3900

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2006, the shareholders of PRG-Schultz International, Inc. (the “Company”) approved the issuance of shares of common stock under the Company’s 2006 Management Incentive Plan (the “2006 MIP”) up to a maximum of 21 million shares of common stock (2.1 million shares of common stock following the Company’s reverse stock split which became effective at 8:00 a.m. Eastern Time on August 14, 2006). The terms of the 2006 MIP are more particularly described in the Company’s proxy statement filed July 5, 2006 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On August 15, 2006, a holder of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) converted a total of 3,000 shares of the Series A Preferred into an aggregate of 126,738 shares of the Company’s common stock. The Series A Preferred Stock was converted at the current conversion ratio under the terms of the Series A Preferred Stock, which is approximately 42.246083 shares of common stock per one share ($120 liquidation preference) of Series A Preferred No fractional shares were issued.

The issuance of shares of common stock pursuant to the above conversion consists of an exchange of securities solely with a holder of the Company’s Series A Preferred Stock, and is accordingly exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such an exchange.

Item 3.03 Material Modification to Rights of Security Holders.

On August 11, 2006, the shareholders of the Company approved a number of amendments to the Company’s articles of incorporation, including an amendment to effect a 1-for-10 reverse stock split, as described in the Company’s press release filed as Exhibit 99.1 to this Form 8-K. Set forth below is a summary of each of the amendments:

1.
The first paragraph of Article 2 of the articles of incorporation was amended to provide that the total number of authorized shares of capital stock would be 51 million, of which 50 million shall be designated as common stock, and 1 million designated as preferred. Prior to the amendment, the articles provided for a total number of authorized shares of capital stock of 201 million (without giving effect to the reverse stock split), including 200 million common shares and 1 million shares of preferred. The amendment reflects a decrease in accordance with the Company’s reverse stock split, plus an upward adjustment to allow for, among other things, the exercise of outstanding convertible securities.

2.
Article 2 was also amended so as to provide for a 1-for-10 reverse stock split of the Company’s common stock which was effective at 8:00 a.m. Eastern Time on August 14, 2006. The company’s common stock will trade under the symbol “PRGXD” for the first 20 trading days following effectiveness. Shares authorized for issuance were also proportionately reduced.

3.
Section 5.1(a) was amended to increase the number of shares of the Company’s 10.0% Senior Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) authorized for issuance from 125,000 shares to 264,000 shares. However, because the currently outstanding 10% Senior Convertible Notes due 2011 (the “10% Convertible Notes”) became convertible into common stock only as of August 15, 2006 (see Item 7.01 below), the Company does not presently anticipate the issuance of any shares of Series B Preferred Stock.

4.
Sections 4.4(e) and 5.4(e) were each amended to provide that no adjustment will be made to the conversion price of any shares of Series B Preferred Stock or the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), or to the number of shares issuable upon such conversion, due to any conversion of the 10% Convertible Notes, Series A Preferred Stock or Series B Preferred Stock, or the exercise of any stock option. Previously, these sections provided for adjustments commensurate with those provided under the 2006 MIP.

5.
Sections 4.6 and 5.6 were each amended to provide that holders of Series A and Series B Preferred Stock are not entitled to vote as a separate group on amendments, modifications or repeals of the Company’s Bylaws unless the amendment, modification or repeal in question affect the terms of the preferred stock in a way which materially adversely affects the powers, preferences or rights of the holders thereof. The text previously suggested that such preferred holders were entitled to vote as a separate group on every amendment to the Company’s Bylaws.

A copy of the Company’s articles of incorporation as amended and restated solely for the purposes of SEC reporting is filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 15, 2006, the U.S. Securities and Exchange Commission declared effective the Company’s registration statement covering the resale by certain selling securityholders named therein of the Company’s 11% Senior Notes, the 10% Convertible Notes, the Series A Preferred Stock, and the common stock into which the 10% Convertible Notes and the Series A Preferred Stock are convertible. Accordingly, the 10% Convertible Notes became convertible on August 15, 2006 into common stock only, at a conversion rate of $6.50 per share of common stock, applied against the liquidation preference of the 10% Convertible Notes, and the Company does not presently expect that any Series B Preferred will be issued.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1
PRG-Schultz International, Inc. Amended and Restated Articles of Incorporation, as amended through August 11, 2006 (restated solely for the purposes of filing with the Securities and Exchange Commission)

99.1	Press Release dated August 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, PRG-Schultz International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-SCHULTZ INTERNATIONAL, INC.

Date: August 17, 2006	By: /s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel